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                                  AMENDMENT TO
                              TAX SHARING AGREEMENT


         This Amendment to the Tax Sharing Agreement between MAFCO Holdings Inc. and Revlon Worldwide Corporation, dated March 17, 1993 ("Tax Sharing Agreement"), and annexed hereto as Attachment A, is dated as of December 18, 2002.


                              W I T N E S S E T H:
                               -------------------

         WHEREAS, REV Holdings Inc. was the successor to Revlon Worldwide Corporation.

         WHEREAS, REV Holdings LLC is the successor to REV Holdings, Inc. pursuant to the Agreement and Plan of Tax Reorganization dated December 18, 2002 between Revlon Guarantor Corp., Revlon Holdings Inc., REV Holdings LLC, and Revlon, Inc.

         WHEREAS, the parties desire to amend and supplement the Tax Sharing Agreement pursuant to Section 11 and Section 15 thereof.

         Now, in consideration of the premises, the parties amend and supplement the Tax Sharing Agreement as follows.

         SECTION 1 All references in the Tax Sharing Agreement to "Revlon Worldwide Corporation" and "Worldwide" shall include REV Holdings Inc. and REV Holdings LLC.

SECTION 2    Section 12 is hereby replaced in its entirety with:

         "12. Interpretation. This Agreement is intended to calculate and allocate certain Federal and state and local income tax liabilities of the members of the Parent Group and Worldwide, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in the Agreement.

         In particular, notwithstanding anything in the Agreement to the contrary including Section 8 and Section 23 and notwithstanding any status of REV Holdings LLC as a disregarded entity for federal, state and local income tax purposes ("DRE"), all provisions of this Agreement (including the calculation of the taxable income of REV Holdings LLC, the amounts due to the Parent Group, and the time at which such payments are due) shall remain in force so long as REV Holdings LLC is a DRE, and

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shall apply to REV Holdings LLC as if it were a separate corporation that was a subsidiary of Parent Group and the corporate successor to Revlon Worldwide Corporation and REV Holdings Inc., (including succeeding to the tax attributes, such as net operating loss and other carryovers and carrybacks as calculated under this Agreement, of Revlon Worldwide Corporation and REV Holdings Inc.) and that was entitled to elect to file federal, state and local income tax returns separately from, or on a consolidated basis with, the Parent Group."

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


REVLON GUARANTOR CORP.                   REV HOLDINGS LLC


By: /s/ Marvin Schaffer                   By: /s/ Todd J. Slotkin
    ---------------------------------        --------------------------------
     Name:  Marvin Schaffer                    Name:  Todd J. Slotkin
     Title: Vice President and                Title: Executive Vice President
            Assistant Secretary                      and Chief Financial Officer